For Immediate Release

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020

China Advanced Construction Materials Group, Inc. Completes
Reverse Merger with Xin Ao Construction Materials, Inc.

New York and Beijing - May 5, 2008 - China Advanced Construction Materials Group, Inc. (formerly TJS Wood Flooring, Inc.)(“China ACM”) (OTCBB: TJSW) today announced it has completed a reverse merger with Xin Ao Construction Materials, Inc. (“Xin Ao”) effective April 29, 2008. In connection with the transaction, Xin Ao shareholders received approximately 11,500,000 newly issued shares of China ACM, or approximately 90.79% of the issued and outstanding shares of common stock. Pursuant to the transaction, Xin Ao became a wholly owned subsidiary of China ACM. Following the transaction there are 12,666,667 shares of common stock issued and outstanding as of May 2, 2008. On April 30, 2008, the company filed an amendment to its Certificate of Incorporation changing its name to China Advanced Construction Materials Group, Inc. The company will continue to trade on the OTC Bulletin Board and has requested a new trading symbol to reflect the reverse merger and name change.

Xin Ao, founded in 2002 and based in Beijing, China, is a leading producer of advanced construction materials for large scale commercial, residential, and infrastructure developments. The company is primarily focused on producing and supplying a wide range of advanced ready-mix concrete materials for highly technical, large scale, and environmental construction projects. The company also aims to develop and produce new and innovative environmentally conscious construction materials.

For the fiscal year ended June 30, 2007, Xin Ao generated audited revenue of approximately $21.1 million USD, an increase of approximately 22 percent compared to $17.3 million USD in fiscal year 2006, with corresponding net income of approximately $3.9 million USD and $2.6 million USD, respectively. For the six months ended December 31, 2007, Xin Ao generated unaudited revenue of approximately $13.1 million USD, an increase of approximately 29 percent compared to $10.1 million USD for the six months ended December 31, 2006, with corresponding unaudited net income of approximately $2.5 million USD and $1.5 million USD, respectively. The company expects to report unaudited cash and cash equivalents of over $3.5 million and total shareholders’ equity of approximately $12 million as of March 31, 2008, subject to exchange rate adjustments. Moore Stephens Wurth Frazer and Torbet, LLP serve as Xin Ao’s auditors.

Mr. Xianfu Han, Chairman and Chief Executive Officer, stated, “We are excited to enter the U.S. capital markets by way of a reverse merger, which we believe will enable us to accelerate our growth strategy and provide greater transparency for our investors. Since founding the company in 2002, we have experienced exceptional organic growth, due to strong demand for our advanced ready-mix concrete materials. We believe this demand will continue to accelerate given the tremendous growth potential in China’s construction industry coupled with the government’s determination to ban onsite concrete production. China is currently the largest consumer of cement in the world with over 1.3 billion tons of concrete consumed per year. Moreover, China is projected to account for close to half of the global cement consumption by 2010.”

“We believe we are well positioned to capture a meaningful share of the growing market for ready-mix concrete in China for several reasons. First, we have assembled a world-class management team with a proven track record in the material sciences and construction industries, best illustrated by our five-year track record of consistent growth and sustained profitability. Second, our concrete technology is at the forefront of the industry due to our strategic relationship with Beijing Dong Fang Jian Yu Institute of Concrete Science & Technology, which provides us exclusive access to the latest material science and technology from the premier concrete research and development facility in China. We also have strong relationships with Tsinghua University and Xi’an University of Architecture and Technology. The resulting technologies and strategic relationships have set us apart from the competition and have allowed us to participate in a broad range of projects including large inter-province express railways, bridges, tunnels, skyscrapers, dams, and nuclear reactor infrastructure projects.”

“Our sales strategy encompasses leveraging our existing relationships as well as participation in major construction projects through long-term cooperative relationships with some of China’s top construction companies as well as leading architectural and engineering firms. Our sales representatives are actively building relationships within both mainland China, as well as targeted projects outside the country.” Recent high-profile projects for the company have included: CCTV (China Central TV station) new broadcasting site; Beijing-Tianjin Intercity Rail/Beijing South Railway Station; Beijing Olympic Park Conference Center; Financial Street F2 Office Building; DongGuan Bridge Project; MaJuQiao Residential Project; and the new U.S. Embassy Project in Beijing.

Xin Ao provides materials and services through its seven ready-mix concrete plant network covering Beijing metropolitan area. Xin Ao owns one plant, leases two plants and has technical services and preferred procurement agreements with four other independently-owned plants. The plants which Xin Ao owns and leases have a total annual operating capacity of 1,584,000 cubic meters. Xin Ao’s state-of-the-art facilities operate at high efficiency levels compared to the industry through the efficient use of raw materials, computerized monitoring, testing of production runs, and carefully coordinated delivery of raw materials. The company has an extensive fleet of 54 concrete mixers, eight pump trucks, and an additional 10-20 rental vehicles, depending on project capacities. All vehicles are equipped with GPS and tracking devices from the plants’ central dispatch center in order to optimize capacity utilization, production and delivery schedules. Xin Ao is ISO 9001 (product quality), ISO 14001 (environmental safety), and ISO 18001 (employment environment safety) certified.

Mr. Han continued, “The components we use in our cement mixtures are environmentally friendly and satisfy all of the Chinese government’s new regulations. Our goal is to continue to use at least 30 percent recyclable components in our mixtures, increase energy efficiency, reduce air emissions, and minimize waste. We believe these steps will not only help the environment but also allow us to achieve among the highest levels of operating efficiency within the industry.”

Mr. Han concluded, “Looking ahead, we are focused on further enhancing shareholder value through continued organic growth and leveraging our existing infrastructure. We have also begun targeting accretive acquisitions of existing ready-mixed plants. In addition to expanding our geographic presence, our goal is to vertically integrate our operations across the supply chain, which will further lower our costs and provide even greater efficiency. We are extremely encouraged by the long-term outlook for the business and look forward to providing our shareholders with regular updates on our progress.”

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company’s Annual Report on Form 10K and in the Company’s recent report on Form 8K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.